Exhibit 99.1


Coach Reports First Quarter Earnings Per Share of $0.22; Up over 80% and Ahead of Revised Expectations; Results Driven by a 34% Sales Gain and Significant Margin Expansion

    NEW YORK--(BUSINESS WIRE)--Oct. 21, 2003--Coach, Inc. (NYSE: COH), a leading marketer of modern classic American accessories, today announced an increase of over 80% in earnings per diluted share to $0.22 for its first fiscal quarter ended September 27, 2003, up from $0.12 per diluted share a year ago. This substantial increase in earnings from the prior year's first quarter reflected a 34% gain in net sales combined with operating margin improvement.
    In the first quarter, net sales were $258.4 million, 34% higher than the $192.8 million reported in the same period of the prior year. Net income rose 88% to $42.3 million, or $0.22 per diluted share, compared with $22.5 million, or $0.12 per diluted share in the prior year. These results were ahead of the analysts' recently revised consensus estimate of $0.18 per share. Earnings per share numbers have been adjusted for the two-for-one split, which was effected on October 1, 2003.
    Lew Frankfort, Chairman and Chief Executive Officer of Coach, Inc., said, "Our first quarter results were driven by both the vitality of the Coach brand and the enthusiastic consumer response to our product offerings - notably handbags and small leather goods - across all major business units. We're confident that the strength of the Coach brand, combined with our clearly articulated roadmap for growth, will allow Coach to continue to deliver superior financial results over our planning horizon."
    During the quarter, gross profit rose 43% to $187.9 million from $131.2 million a year ago. Gross margin expanded by 460 basis points from 68.1% to 72.7% driven by product mix, sourcing initiatives and channel mix. SG&A expenses as a percentage of net sales declined 360 basis points to 45.0%, compared to the 48.6% reported in the year-ago quarter.
    First fiscal quarter sales results in each of Coach's primary channels of distribution grew as follows:

    -- Direct to consumer sales, which consist primarily of sales at U.S. Coach stores, rose 26% to $134.5 million from $106.6 million in the comparable period of the prior year. Comparable store sales for the quarter rose 17.8%, with retail stores up 29.2% and factory stores up 7.6%.

    -- Indirect sales increased 44% to $123.9 million from $86.2 million in the same period last year. Results were driven primarily by strong gains in international sales both in Japan and other international markets; while US department store sales and business-to-business results were also robust. Sales growth in Japan - through CJI - reflected double-digit sales gains in comparable locations and the excellent contribution of new location openings.

    During the first quarter of fiscal 2003, the company opened seven and closed one Coach retail store and opened one factory store, bringing the total to 162 retail stores and 77 factory stores at September 27, 2003. In addition, four retail stores were expanded.
    Mr. Frankfort continued, "Our first quarter results were fueled by remarkably successful transitional and fall introductions. Starting in July with the introduction of the Soho Mini Signature offering, momentum continued in August with the launch of the Soho Leather and Suede group. In September, Hamptons Leather returned for the fall season featuring new silhouettes, such as the buckle hobo and buckle demi zip, both key styles during the month, as well as updated favorites, such as the carryall. Our broader pricing strategy also was implemented during the quarter, as new, more sophisticated silhouettes and styles at higher price points sold through well. For the holiday quarter, we just brought out the Soho Duffle handbag group, which is already generating very strong results. All of these factors, in combination with momentum which has continued into October throughout our major businesses, reinforce our confidence that we will have a strong holiday season."
    "In the second quarter, as planned, we will add at least three more retail stores in the U.S., bringing the total to 10 new retail stores before holiday. We will also be adding about 10 new locations in Japan over the fiscal year which may include the opening of a third flagship store."
    The company now estimates second fiscal quarter sales of at least $385 million, representing a year-over-year increase of at least 25%, and earnings per diluted share of at least $0.44. For the fiscal year 2004 the company expects to generate sales of at least $1.2 billion, an increase of at least 27% from prior year, and earnings per diluted share of at least $1.09.
    Coach will host a conference call to review these results at 8:30 a.m. (ET) today, October 21, 2003. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-888-405-2080 and Relations. A telephone replay will be available starting at 12:00 noon today, for a period of five business days. The number to call is 1-888-282-0028. A webcast replay of this call will be available for five business days on the Coach website.
    Coach, with headquarters in New York, is a leading American marketer of fine accessories and gifts for women and men, including handbags, women's and men's small leathergoods, business cases, weekend and travel accessories, footwear, watches, outerwear, jewelry, sunwear, furniture and related accessories. Coach is sold worldwide through Coach stores, select department stores and specialty stores, through the Coach catalogue in the U.S. by calling 1-800-223-8647 and through Coach's website at www.coach.com. Coach's shares are traded on The New York Stock Exchange under the symbol COH.

    This press release contains forward-looking statements based on management's current expectations. These statements can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "intend," "estimate," "are positioned to," "continue," "project," "guidance," "forecast," "anticipated," or comparable terms. Future results may differ materially from management's current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc. Please refer to Coach's latest Annual Report on Form 10-K for a complete list of risk factors.



                            COACH, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 For the Thirteen Weeks Ended September 27, 2003 and September 28,
                                 2002
               (in thousands, except per share data)
                            (unaudited)


                                                     THIRTEEN WEEKS
                                                          ENDED
                                                   -------------------
                                                   September September
                                                      27,       28,
                                                     2003      2002
                                                   --------- ---------

Net sales                                          $258,375  $192,791

Cost of sales                                        70,466    61,567
                                                   --------- ---------

Gross profit                                        187,909   131,224

Selling, general and administrative expense         116,284    93,616
                                                   --------- ---------

Operating income                                     71,625    37,608

Interest (income), net                                 (405)     (165)
                                                   --------- ---------

Income before income taxes and minority interest     72,030    37,773
Income taxes                                         27,008    13,977
Minority interest, net of tax                         2,693     1,316
                                                   --------- ---------

Net income                                          $42,329   $22,480
                                                   ========= =========

Basic net income per share                            $0.23     $0.13
                                                   ========= =========
Shares used in computing
basic net income per share                          183,588   177,458
                                                   ========= =========

Diluted net income per share                          $0.22     $0.12
                                                   ========= =========
Shares used in computing
diluted net income per share                        190,959   183,984
                                                   ========= =========


                             COACH, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
     At September 27, 2003, June 28, 2003 and September 28, 2002
                            (in thousands)

                                     September   June 28,  September
                                         27,                   28,
                                        2003       2003       2002
                                     ----------- --------- -----------
                                     (unaudited)           (unaudited)
ASSETS

Cash and cash equivalents              $255,357  $229,176     $44,033
Receivables                              59,859    35,470      45,009
Inventories                             176,794   143,807     152,724
Other current assets                     37,431    40,085      26,154
                                     ----------- --------- -----------

Total current assets                    529,441   448,538     267,920

Property and equipment, net             125,119   118,547      97,099
Other assets                             49,930    50,567      61,330
                                     ----------- --------- -----------

Total assets                           $704,490  $617,652    $426,349
                                     =========== ========= ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable                        $41,537   $26,637     $32,547
Accrued liabilities                     108,240   108,273      96,751
Subsidiary credit facilities             28,233    26,471      35,042
Current portion of long-term debt           115        80          80
                                     ----------- --------- -----------

Total current liabilities               178,125   161,461     164,420

Long-term debt                            3,420     3,535       3,535
Other liabilities                         5,027     3,572       3,640

Minority interest                        24,849    22,155      15,863

Stockholders' equity                    493,069   426,929     238,891
                                     ----------- --------- -----------

Total liabilities and stockholders'
 equity                                $704,490  $617,652    $426,349
                                     =========== ========= ===========

    CONTACT: Coach
             Analysts & Media
             Andrea Shaw Resnick, 212/629-2618